July 12, 2005
Zip+4 Code:  20549-3561

Via Fax & U.S. Mail

Mr. Robert W. Zoller
Chief Executive Officer and President
Kitty Hawk, Inc.
1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas 75261

Re:	Kitty Hawk, Inc. (the "Company")
      Form 10-K for the fiscal year ended December 31, 2004
      File No. 0-14275

Dear Mr. Zoller,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
      Branch Chief